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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                               ----------------


                                   FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                          WILLAMETTE INDUSTRIES, INC.
            (Exact name of registrant as specified in its charter)


                 Oregon                     93-0312940
         (State of incorporation        (I.R.S. Employer
            or organization)                   Identification No.)


          1300 S.W. Fifth Avenue, Suite 3800
          Portland, Oregon                             97201
     (Address of principal executive offices)         (Zip Code)


If this form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A(c)(1), please check
the following box.    [ ]


If this form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A(c)(2), please check the following box.       [ ]


       Securities to be registered pursuant to Section 12(b) of the Act:


    Title of Each Class                 Name of each Exchange on Which
    to be so Registered:                Each Class is to be Registered:
    --------------------                ------------------------------
    Preferred Stock Purchase Rights     New York Stock Exchange



       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of class)
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Item 1.  Description of Registrant's Securities to be Registered.

          Preferred Stock Purchase Rights

          Willamette Industries, Inc. (the "Company"), has distributed to holders of its common stock, $.50 par value ("Common Stock"), rights to purchase shares of a series of Preferred Stock, $.50 par value, designated as Series A Junior Participating Preferred Stock ("Rights") which are held on the basis of .5 Right for each share of Common Stock held. The Rights are not exercisable and are attached to and trade with shares of Common Stock until the earlier of (i) 10 days following a public announcement that a person or group has acquired beneficial ownership (as defined) of 20 percent or more of the outstanding Common Stock (other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, any entity holding shares of Common Stock for or pursuant to the terms of any such plan, or a person who acquires shares in a tender offer sanctioned by the board of directors) and (ii) 10 business days following the commencement or announcement of certain offers to acquire beneficial ownership of 30 percent or more of the outstanding Common Stock. Upon such an event, the Rights will trade separately and will become exercisable. Until a Right is exercised, the holder thereof will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

          When the Rights first become exercisable, one Right will entitle the holder to buy from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $175. Upon acquisition of beneficial ownership of 20 percent or more of the outstanding Common Stock by a person or group described above, each Right will entitle the holder (other than such person or group) to buy from the Company for $175 shares of Common Stock having a market value of $350. If the Company is acquired in a business combination, or a majority of its assets is acquired, after a person or group described above acquires beneficial ownership of 20 percent or more of the outstanding Common Stock, each Right will thereafter entitle the holder (other than such person or group) to acquire for $175 shares of common stock of the acquiring or surviving person with a market value of $350. Following the occurrence of any of the events described in the preceding two sentences, any Rights that are or (under certain circumstances) were beneficially owned by any such person or group shall immediately become null and void. The purchase price for Series A Junior Participating Preferred Stock and the number of Series A Preferred Stock shares or other securities issuable upon exercise of Rights are subject to adjustment to prevent dilution.

          Outstanding Rights expire at the close of business on February 25, 2000. The Rights will also expire upon consummation of a business combination with a person who acquires shares of Common Stock in a tender offer sanctioned by the board of directors if shareholders receive the same consideration as was paid in the tender offer. Until the close of business on the tenth day following public announcement that a person or group described above has acquired beneficial ownership of 20 percent or more of the outstanding shares of Common Stock, the Rights may be redeemed, in whole but not in part, at the Company's election at a price of $.01 per Right. After a person or group described above acquires beneficial ownership of 20 percent or more of the outstanding Common Stock, but before the person or group acquires beneficial ownership of 50 percent or more of the outstanding Common Stock, the Company may exchange some or all of the then outstanding Rights for one share of Common Stock per Right, subject to adjustment in certain circumstances.

          The Rights Agreement (the "Rights Agreement") dated as of
February 26, 1990, as amended December 3, 1996 between the Company and ChaseMellon Shareholder Services, L.L.C., successor to First Interstate Bank of Oregon, N.A., as Rights Agent, specifies the terms of the Rights. Before the Rights become exercisable, the Company may amend the Rights Agreement in any manner without the approval of the holders of Common Stock and thereafter the Company may, subject to certain limitations, amend the Rights Agreement without the approval of the holders of Rights. The foregoing description of the Rights is subject to and qualified by reference to the Rights Agreement filed as Exhibit 2 to the Company's registration statement on Form 8-A dated February 26, 1990, which is incorporated herein by reference, as amended by Amendment No. 1 filed as Exhibit 1 hereto.


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Item 2.  Exhibits.

    1. Amendment No. 1 dated as of December 3, 1996, to Rights Agreement dated as of February 26, 1990.

The following exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange (the "Exchange"):

    1.    Annual Report on Form 10-K for the year ended December 31, 1995.

    2.    Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

    3.    Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

    4.    Quarterly Report on Form 10-Q for the quarter ended September 30,
          1996.

    5.    Current Report on Form 8-K dated March 14, 1996.

    6.    Current Report on Form 8-K dated May 15, 1996.

    7.    Amendment No. 1 to Current Report on Form 8-K/A dated May 15, 1996.

    8.    Proxy Statement dated March 11, 1996.

    9.    Third Restated Articles of Incorporation, as amended.

    10.   Bylaws.

    11. Rights Agreement dated as of February 26, 1990, between Willamette Industries, Inc. and First Interstate Bank of Oregon, N.A., as predecessor Rights Agent.

    12. Specimen certificate for common stock, which also evidences the Rights.

    13. 1995 annual report to shareholders. This exhibit shall not be deemed to be filed with the Exchange or otherwise subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent it may already be subject thereto.


                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                  WILLAMETTE INDUSTRIES, INC.


                                  By /s/J. A. Parsons
                                        J. A. Parsons
                                        Executive Vice President and Chief
                                        Financial Officer, Secretary and
                                        Treasurer

Date:  December 9, 1996